(1)
This statement is being filed by The Goldman Sachs Group, Inc. (“GS Group”), Goldman, Sachs & Co. (“Goldman Sachs”), GSCP VI Advisors, L.L.C. (“GSCP Advisors”), GSCP VI Offshore Advisors, L.L.C. (“GSCP Offshore Advisors”), GS Advisors VI, L.L.C. (“GS Advisors”), Goldman, Sachs Management GP GmbH (“GS GmbH”), GS Capital Partners VI Fund, L.P. (“GS Capital”), GS Capital Partners VI Offshore Fund, L.P. (“GS Offshore”), GS Capital Partners VI GmbH & Co. KG (“GS Germany”), GS Capital Partners VI Parallel, L.P. (“GS Parallel”), Isabelle Holding Company Inc. (“Parent”) and Isabelle Acquisition Sub Inc. (“Merger Sub” and, together with the foregoing entities, the “Reporting Persons”).  GS Capital, GS Offshore, GS Parallel, and GS Germany are referred to herein as the “GS Investors”.  Goldman Sachs is a wholly-owned subsidiary of GS Group. Goldman Sachs also serves as the manager and the investment manager of certain of the Reporting Persons other than GS Group, Parent and Merger Sub. Neither the present filing nor anything contained herein shall be construed as an admission that any Reporting Person constitutes a “person” for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Due to the electronic system’s limitation of 10 reporting persons per joint filing, this statement is being filed in duplicate.

(2)
Except for the 5,563 shares of common stock, par value $0.01 per share, of the Issuer (the “Common Stock”) beneficially owned directly by Goldman Sachs which may be deemed indirectly beneficially owned by GS Group, the Reporting Persons beneficially own no securities of the Issuer.   Goldman Sachs also holds open short positions of 132,339 shares of Common Stock.

(3)
On May 29, 2012, Parent, a wholly-owned subsidiary of GS Capital, and Merger Sub, a wholly-owned subsidiary of Parent, and the Issuer entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of the conditions as set forth therein, Parent will acquire all of the outstanding shares of Common Stock (other than any Shares held by Parent, Merger Sub or the Issuer) at a price of $25.50 per share in cash.

(4)
In connection with the Merger Agreement, the GS Investors entered into an equity commitment letter, dated May 29, 2012, pursuant to which the GS Investors agreed, subject to satisfaction or waiver of certain conditions as set forth therein, to contribute an aggregate of $369,273,082 in cash to Parent in exchange for equity interests of Parent, and GS Capital entered into a Limited Guarantee, dated May 29, 2012, with the Issuer, under which it unconditionally and irrevocably agreed, subject to certain conditions as set forth therein, to guarantee a portion of Parent’s payment obligations under the Merger Agreement.

(5)
In connection with the Merger Agreement, on May 29, 2012, the GS Investors and P2 Capital Master Fund I, L.P. (“Master Fund I”) entered into a letter agreement (the “Letter Agreement”) pursuant to which they agreed, among other things, to negotiate in good faith the definitive terms and conditions of a stockholders agreement and an equity syndication agreement between the parties (and/or the applicable affiliates thereof).  The Letter Agreement contemplates, among other things, that Master Fund I (or newly created affiliated investment funds) may increase its equity commitment in Parent prior to closing by causing the GS Investors to transfer a portion of their or their affiliates’ equity commitment to Master Fund I (or newly created affiliated investment funds).

(6)
In addition, Master Fund I entered into an equity commitment letter dated May 29, 2012 (the “P2 Equity Commitment Letter”) and a contribution agreement (the “Contribution Agreement”) pursuant to which Master Fund I agreed, subject to the satisfaction or waiver of certain conditions as set forth therein, to contribute in the aggregate 927,386 shares of Common Stock and $6,351,657 in cash to Parent in exchange for equity interests of Parent.  Master Fund I also entered into an Investor Support Agreement with Parent, dated as of May 29, 2012 (the “Investor Support Agreement”), pursuant to which Master Fund I agreed to vote and use its best efforts to cause P2 Capital Master Fund VI, L.P. (“Master Fund VI”) to vote the shares of Common Stock they own (i) in favor of adoption and approval of the Merger Agreement and all actions and transactions contemplated thereby; and (ii) against any alternative business combination transaction.  Master Fund I also entered into a Limited Guarantee, dated May 29, 2012, with the Issuer (the “P2 Limited Guarantee”), under which Master Fund I unconditionally and irrevocably guaranteed, subject to certain conditions, a portion of Parent’s payment obligations under the Merger Agreement.

(7)
Parent also entered into a term sheet with Michael Grebe, Chairman and Chief Executive Officer of the Issuer (the “Term Sheet”), pursuant to which they agreed, among other things, that Mr. Grebe will be required to reinvest into Parent a certain amount of his proceeds from the transactions contemplated by the Merger Agreement.

(8)
As a result of the Merger Agreement, the Letter Agreement, the P2 Equity Commitment Letter, the Contribution Agreement, the Investor Support Agreement, the P2 Limited Guarantee and the Term Sheet, the Reporting Persons may be deemed to beneficially own more than 10% of the outstanding shares of Common Stock of the Issuer (by reason of being a member of a “group”, within the meaning of Section 13(d) of the Exchange Act, with Mr. Grebe, as well as a member of a group with Master Fund I and Master Fund VI).  This Form 3 shall not be deemed an admission that any Reporting Person or other person is a beneficial owner of any shares of Common Stock for any purpose, other than the securities reported in Table I of this Form 3, or that Master Fund I and Master Fund VI are members of a group with Mr. Grebe. Each of the Reporting Persons disclaims membership in any “group” with any other person and disclaims beneficial ownership of the securities reported in Table I except to the extent of its pecuniary interest therein, if any.

(9)
Each Reporting Person also disclaims beneficial ownership of any shares of Common Stock that may be or are beneficially owned by, among others, Master Fund I, Master Fund VI, Mr. Grebe and any other persons other than the Reporting Persons.